SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934
                            (Amendment No.____)

Filed by the Registrant   [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to 240.1a-11(c) or 240.1a-12

                          LUBY'S CAFETERIAS, INC.
             (Name of Registrant as Specified in its Charter)

                          LUBY'S CAFETERIAS, INC.
                (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X]    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

       1)  Title of each class of securities to which transaction applies:

       2)  Aggregate number of securities to which transaction applies:

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11;*

       4)  Proposed maximum aggregate value of transaction:

           *Set forth amount on which the filing is calculated and state how it was determined.

[ ] Check box if any part of the filing fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)  Amount previously paid:

       2)  Form, Schedule or Registration Statement No.:

       3)  Filing Party:

       4)  Date Filed:

December 2, 1994







Dear Shareholders:

You are cordially invited to attend the 1995 Annual Meeting of Shareholders of Luby's Cafeterias, Inc. to be held on Friday, January 13, 1995, at 10:00 a.m., at the San Antonio Airport Hilton, 611 Northwest Loop 410, San Antonio, Texas. We hope that you will be able to attend the meeting. Matters on which action will be taken at the meeting are explained in detail in the notice and proxy statement following this letter.

We hope as many of you as possible will attend the meeting in person. Whether or not you expect to be present and regardless of the number of shares you own, please mark, sign and mail the enclosed proxy in the envelope provided.

Sincerely,


JOHN B. LAHOURCADE
_______________________
John B. Lahourcade
Chairman of the Board



RALPH ERBEN
_______________________
Ralph Erben
President and
Chief Executive Officer

                          LUBY'S CAFETERIAS, INC.

                          2211 Northeast Loop 410
                              P. O. Box 33069
                      San Antonio, Texas   78265-3069


                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD JANUARY 13, 1995


To the Shareholders of
  LUBY'S CAFETERIAS, INC.

     NOTICE IS HEREBY GIVEN that the 1995 Annual Meeting of Shareholders of Luby's Cafeterias, Inc., a Delaware corporation, will be held at the San Antonio Airport Hilton, 611 Northwest Loop 410, San Antonio, Texas, on Friday, January 13, 1995, at 10:00 a.m., local time, for the following purposes:

     (1) To elect three directors to serve until the 1998 Annual Meeting of Shareholders;

     (2)  To approve the Nonemployee Director Stock Option Plan;

     (3)  To approve the appointment of auditors for the 1995 fiscal year; and

     (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

     In accordance with the Bylaws of the Company and a resolution of the Board of Directors, the record date for the meeting has been fixed at November 15, 1994. Only shareholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

     A complete list of shareholders entitled to vote at the meeting will be on file at the Company's corporate office at 2211 Northeast Loop 410, San Antonio, Texas, for a period of ten days prior to the meeting. During such time, the list will be open to the examination of any shareholder during ordinary business hours for any purpose germane to the meeting.

     Shareholders who do not expect to attend the meeting in person are urged to sign the enclosed proxy and return it promptly. A return envelope is enclosed for that purpose.

                                   LUBY'S CAFETERIAS, INC.

                                   James R. Hale
                                   Secretary

Dated:  December 2, 1994

                          LUBY'S CAFETERIAS, INC.
                          2211 Northeast Loop 410
                              P. O. Box 33069
                      San Antonio, Texas  78265-3069

                              PROXY STATEMENT

     The accompanying proxy is solicited by the Board of Directors of Luby's Cafeterias, Inc., a Delaware corporation (the "Company"), to be voted at the 1995 Annual Meeting of Shareholders on January 13, 1995, or at any adjournment thereof. This proxy statement and the accompanying proxy are being mailed to shareholders on or about December 2, 1994.

                                THE COMPANY

     The Company is a Delaware corporation and was formerly a wholly-owned subsidiary of Luby's Cafeterias, Inc., a Texas corporation ("Luby's Texas").
On December 31, 1991, Luby's Texas was merged with and into the Company for the purpose of reincorporating in Delaware. Unless the context indicates otherwise, the word "Company" as used herein includes Luby's Texas as predecessor.

                            VOTING AND PROXIES

     Only holders of record of common stock of the Company as of the close of business on November 15, 1994, will be entitled to vote at the meeting. There were 24,554,348 shares of common stock outstanding on the record date, exclusive of 2,848,719 treasury shares. Each share of common stock outstanding is entitled to one vote. A majority of the shares outstanding will constitute a quorum at the meeting.

     All shares represented by proxies will be voted in accordance with the shareholders' directions. If the proxy card is signed and returned without any direction given, shares will be voted in accordance with the recommendations of the Board of Directors as described in this proxy statement. Any shareholder giving a proxy may revoke it at any time before the proxy is voted by giving written notice of revocation to the Secretary of the Company, by submitting a later-dated proxy, or by attending the meeting and voting in person.

     The election of nominees for director requires a plurality of the votes cast. Approval of the Nonemployee Director Stock Option Plan requires the affirmative vote of a majority of the shares present at the meeting in person and by proxy. Approval of the appointment of auditors requires the affirmative vote of a majority of the shares present at the meeting in person and by proxy. Abstentions and broker nonvotes will be included in determining the presence of a quorum at the meeting. Broker nonvotes and abstentions will not be included in determining the number of votes cast on any matter, except that abstentions will be counted as votes against the approval of the Nonemployee Director Stock Option Plan.

                           ELECTION OF DIRECTORS

     The Bylaws of the Company provide for a Board of Directors divided into three classes, as nearly equal in number as possible, with the members of each class to serve three-year terms. The directors whose terms expire at the 1995 Annual Meeting of Shareholders who have been nominated by the Board of Directors for reelection to serve until the 1998 Annual Meeting of Shareholders and until their successors are duly elected and qualified are Lauro F. Cavazos, John B. Lahourcade and George H. Wenglein. The Board of Directors recommends a vote FOR such nominees.

     The proxies named in the accompanying proxy, who have been designated by the Board of Directors, intend to vote for the above mentioned nominees for election as directors, unless otherwise specified. Such nominees have indicated a willingness to serve as directors, but should any of them decline or be unable to serve, the persons named as proxies may vote for another person in the place of such nominee according to their best judgment in the interest of the Company.

     The following information is furnished with respect to each of the nominees and for each of the other seven directors whose terms will continue after the meeting. Such information includes all positions with the Company and principal occupations during the last five years.

Nominees for Election to Terms Expiring in 1998

     LAURO F. CAVAZOS is adjunct professor of Community Health, Tufts University, School of Medicine (since 1992) and a management and education consultant (since 1991). He was U.S. Secretary of Education from 1988 to 1990. Prior thereto he was president and chief executive officer of Texas Tech University and Texas Tech University Health Sciences Center. He is 67 and has been a director of the Company since 1993 and is a member of the Audit Committee. He is a director of Diamond Shamrock, Inc. and New England Education Loan Marketing Corporation.

     JOHN B. LAHOURCADE is chairman of the board of the Company and chairman of the Executive Committee. He was chief executive officer of the Company from 1984 to 1990. He is 70 and has been a director of the Company since 1970 and an officer of the Company since 1969.

     GEORGE H. WENGLEIN is an investor and one of the founders of the Company. He is a member of the Compensation Committee and a member of the Executive Committee. He has been employed by the Company as a consultant since 1988.
He is 77 and has been a director of the Company since 1959.

Incumbent Directors Whose Terms Expire in 1996

     DAVID B. DAVISS  is an  investor.   Prior  to 1991 he was executive vice
president-chief operating officer and a director of La Quinta Motor Inns, Inc. He is an advisory director of Austin Trust Company. He is 58 and has been a director of the Company since 1984 and is chairman of the Audit Committee.

     ROGER R. HEMMINGHAUS is chairman of the board, president, chief executive officer and a director of Diamond Shamrock, Inc. He is also deputy chairman of the Federal Reserve Bank, Eleventh District, and a director of Southwestern Public Service Company. He is 58 and has been a director of the Company since 1989 and is a member of the Compensation Committee.

     WILLIAM E. ROBSON is senior vice president-operations of the Company. He was senior vice president-operations development from 1988 to 1992. He is 53 and has been a director of the Company since 1993 and an officer since 1982.

Incumbent Directors Whose Terms Expire in 1997

     JOHN E. CURTIS, JR. is senior vice president, chief financial officer and treasurer of the Company. He has served as senior vice president and chief financial officer since 1988 and as treasurer since 1990. He is 47 and has been a director of the Company since 1991 and an officer of the Company since 1982.

     RALPH ERBEN is president and chief executive officer of the Company and a member of the Executive Committee. He was chief operating officer of the Company from 1988 to 1990, when he was elected chief executive officer. He is 63 and has been a director of the Company since 1985 and an officer since 1978.

     WALTER J. SALMON is Stanley Roth, Sr. professor of retailing, senior associate dean and director of external relations, Harvard Graduate School of Business Administration. He is 64 and has been a director of the Company since 1979 and is chairman of the Compensation Committee. He is a director of Circuit City Stores, Inc., The Neiman Marcus Group, Hannaford Bros. Co., Promus Corporation, The Quaker Oats Company, Telxon Corporation and Tufts Associated Health Plans, Inc.

     JOANNE WINIK is president, general manager and a director of KLRN-TV, San Antonio's Public Broadcasting Service affiliate. She is also a director of Southern Educational Communications Association. She is 54 and has been a director of the Company since 1993 and is a member of the Audit Committee.

          INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

Meetings and Compensation of Directors

     During the fiscal year ended August 31, 1994, the Board of Directors held four meetings. Each director who is not an officer of the Company is paid $3,000 for each meeting of the Board of Directors which he or she attends plus $12,000 per year for his or her services as a director. In addition, each director who is not an officer of the Company is paid $1,000 for each meeting of any committee of the Board which he or she attends, except that the chairman of the Audit Committee is paid $1,200 for each meeting of the Audit Committee which he attends.

Audit Committee

     The Audit Committee of the Board of Directors, which currently consists of David B. Daviss, Lauro F. Cavazos and Joanne Winik, met two times during the 1994 fiscal year. The functions of the Audit Committee are to recommend the appointment of the independent auditors, to review the arrangements for and scope of the annual audit and to review internal accounting controls.

Compensation Committee

     The Compensation Committee of the Board of Directors currently consists of Walter J. Salmon, Roger R. Hemminghaus and George H. Wenglein. The only other person who served on the Compensation Committee at any time during the 1994 fiscal year was John B. Lahourcade. The Compensation Committee met seven times during the 1994 fiscal year. The functions of the Compensation Committee are to review the compensation of officers and other management personnel and to make recommendations concerning such compensation. The Compensation Committee also administers those employee benefit plans of the Company which provide for administration by a Board committee.

Compensation Committee Interlocks and Insider Participation

     John B. Lahourcade, who served as a member of the Compensation Committee for a portion of the 1994 fiscal year, is chairman of the Board of Directors and a full-time salaried employee of the Company.

     George H. Wenglein, a member of the Compensation Committee, is a former officer of the Company and is employed by the Company as a consultant at a salary of $10,417 per month under a contract which expires in 1998. During fiscal 1994, income tax services were provided at the Company's expense for Mr. Wenglein in the amount of $3,000.

Nominating Committee

     The Board of Directors does not have a standing nominating committee or a committee performing similar functions.

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     An architectural firm in which Paul A. Hesson is a principal regularly renders architectural services for the Company. Mr. Hesson is the father-in-law of John E. Curtis, Jr., senior vice president and chief financial officer of the Company and a member of the Board of Directors. For the fiscal year ended August 31, 1994, architectural fees paid to Mr. Hesson's firm by the Company amounted to approximately $672,000. In the opinion of the Company, such fees are comparable to those paid by the Company to other architectural firms for similar services.

     James R. Hale, secretary of the Company, is a member of the law firm of Cauthorn Hale Hornberger Fuller Sheehan & Becker Incorporated. The firm performs legal services for the Company on a regular basis. For services rendered during the fiscal year ended August 31, 1994, the Company paid such firm approximately $267,000. In the opinion of the Company, such fees are comparable to those charged by other law firms for similar services.

             COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and any persons holding more than ten percent of the Company's common stock to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange, and to provide copies of such reports to the Company. Based upon the Company's review of copies of such reports received by the Company and written representations of its directors and executive officers, the Company believes that during the year ended August 31, 1994, all Section 16(a) filing requirements were satisfied.

                           PRINCIPAL SHAREHOLDERS

     To the knowledge of the Company, no person owned beneficially as of November 15, 1994, more than five percent of the outstanding common stock of the Company.

                          MANAGEMENT SHAREHOLDERS

     According to information furnished by the persons concerned, each director, each nominee for director, and all directors and officers of the Company as a group, owned beneficially the indicated number and percentage of outstanding shares of common stock of the Company as of November 15, 1994:

 Name of Individual or        Shares Beneficially Owned             Percent
 Identity of Group            as of November 15, 1994(1)            of Class
_______________________       ___________________________           ________

Lauro F. Cavazos (2)                        450                        ---%
John E. Curtis, Jr. (3)                  30,715                        .12%
David B. Daviss (4)                       3,037                        .01%
Ralph Erben (5)                         177,787                        .72%
Roger R. Hemminghaus                      3,000                        .01%
John B. Lahourcade (6)                  204,057                        .83%
William E. Robson (7)                    30,843                        .13%
Walter J. Salmon (8)                      2,255                        .01%
George H. Wenglein                      750,000                       3.05%
Joanne Winik                                450                        ---%
All directors and officers of
  the Company, as a group (9)         1,899,599                       7.66%

   (1) Except as indicated in the following notes, each person named in the table owns directly the number of shares indicated and has the sole power to vote and to dispose of such shares.

   (2) The shares shown for Dr. Cavazos are held jointly with his wife.

   (3) The shares shown for Mr. Curtis include 379 shares held for his benefit in the Company's Dividend Reinvestment Plan and 23,688 shares which he has the right to acquire within 60 days under the Company's employee benefit plans.

   (4) The shares shown for Mr. Daviss are held for his benefit in a custodial account.

   (5) The shares shown for Mr. Erben include 39,400 shares which he has the right to acquire within 60 days under the Company's employee benefit plans and 26,815 shares which he holds as Trustee for himself and his children.

   (6) The shares shown for Mr. Lahourcade include 1,125 shares held jointly with his wife.

   (7) The shares shown for Mr. Robson include 36 shares held jointly with his wife, 64 shares held jointly with his son, 866 shares held for his benefit in an Individual Retirement Account, 30 shares held by his wife, 15 shares held by his wife as trustee for his grandchildren, 620 shares held for his benefit in the Company's Dividend Reinvestment Plan, and 21,550 shares which he has the right to acquire within 60 days under the Company's employee benefit plans.

   (8) The shares shown for Dr. Salmon are held for his benefit in an Individual Retirement Account.

   (9) The shares shown for all directors and officers as a group include 237,386 shares which they have the right to acquire within 60 days under the Company's employee benefit plans.

                          EXECUTIVE COMPENSATION

     The table below contains information concerning annual and long-term compensation of the chief executive officer and the other four most highly compensated executive officers (the "Named Officers") for services in all capacities to the Company for the fiscal years ended August 31, 1994, 1993 and 1992:

                            Summary Compensation Table

                                                            Long-Term Compensation
        Annual Compensation                                  Awards         Payouts
____________________________________________________  _____________________________
                                             Other                                    All
                                             Annual              Securities          Other
                                             Compen-  Restricted Underlying   LTIP   Compen-
Name and Principal  Fiscal                    sation    Stock     Options/   Payouts  sation
Position             Year   Salary  Bonus(1)  (2)(3)    Awards    SARs(4)      (5)    (3)(6)
__________________  _____  ______  ________  ______   _________  __________ _______  _______

Ralph Erben         1994   $330,000 $148,500    $0        $0        4,500     $  ---  $18,681
 President and      1993    315,000  148,500     0         0        5,700        ---   18,839
 Chief Executive    1992    300,000      ---               0        5,400        ---
 Officer

John B. Lahourcade  1994    225,000      ---     0         0          ---        ---    2,380
 Chairman of        1993    237,500      ---     0         0          ---        ---    4,020
 the Board          1992    262,500      ---               0          ---        ---

John E. Curtis, Jr. 1994    230,000   69,000     0         0         2,100       ---    2,380
 Senior Vice Presi- 1993    225,000   69,000     0         0         2,800       ---    4,020
 dent and Chief     1992    215,000      ---               0         2,700       ---
 Financial Officer

William E. Robson   1994    230,000   69,000     0         0         2,100       ---    7,118
 Senior Vice Presi- 1993    221,500   69,000     0         0         2,800       ---    8,327
 dent-Operations    1992    213,000      ---               0         2,700       ---

Davis W. Simpson    1994    183,000   34,313     0         0         1,250       ---    2,380
 Vice President-    1993    179,500   34,313     0         0         1,800       ---    4,020
 Management         1992    176,000      ---               0         1,600       ---
 Personnel


(1) Reflects incentive-based cash bonuses awarded under the Company's Incentive Bonus Plan. Awards are stated as compensation in the year with respect to which the award was earned, even if actually paid in the following year.

(2) Perquisites and other personal benefits received by the executive officers are not included because the aggregate amount of such compensation does not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus for any Named Officer.

(3) In accordance with the transition provisions of the SEC rules, information with respect to fiscal year 1992 is omitted.

(4) The Company has not issued any stock appreciation rights to the Named Officers.

(5) No amounts were paid out under the Company's Performance Unit Plan in fiscal years 1992-1994.

(6) Includes contributions under the Profit Sharing Plan of $2,380 and $4,020 per Named Officer for 1994 and 1993, respectively. Remaining amounts for Messrs. Erben and Robson are for amounts accrued under deferred compensation agreements.

     The following table reports the grant of stock options and stock appreciation rights ("SARs") to the Named Officers during fiscal 1994. Options were granted under the Company's Management Incentive Stock Plan. The Company has not granted SARs to any of the Named Officers.

                       Option/SAR Grants in Last Fiscal Year

                                                                Potential Realizable Value
                                                                at Assumed Annual Rates of
                                                                  Stock Price Appreciation
                       Individual Grants                             for Option Term (3)
______________________________________________________________   ________________________
                    Number of     % of Total
                    Securities   Options/SARs   Exercise
                    Underlying    Granted to     of Base   Expira-
                   Options/SARs  Employees in    Price      tion
Name                Granted(1)   Fiscal Year(2)  ($/sh)     Date        5%($)      10%($)
__________________ ____________  ______________ ________  ________   _________  __________

Ralph Erben           4,500          1.21%       $21.75   10-10-99    $33,269    $75,471
John B. Lahourcade      ---           ---           ---        ---        ---        ---
John E. Curtis, Jr.   2,100           .57%        21.75   10-10-99     15,526     35,220
William E. Robson     2,100           .57%        21.75   10-10-99     15,526     35,220
Davis W. Simpson      1,250           .34%        21.75   10-10-99      9,241     20,964

(1) Options were granted at fair market value of the common stock on the date of grant. Options may not be exercised during the first 12 months following the date of grant.

(2)  Based upon a total of 370,725 options granted to employees in fiscal
     1994.

(3) The dollar amounts in these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and should not be considered as a forecast of future stock prices.

     The table below reports exercises of stock options and SARs by the Named Officers during fiscal 1994 and the value of their unexercised stock options and SARs as of August 31, 1994. The stock options were granted under the Company's Management Incentive Stock Plan and Employee Stock Option Plan.
The Company has not granted SARs to any of the Named Officers.

            Aggregated Option/SAR Exercises in Last Fiscal Year
                       and FY-End Option/SAR Values
                                                           Number of         Value of
                                                      Securities Underlying  Unexercised
                                                          Unexercised       In-the-Money
                                                       Options/SARs at     Options/SARs at
                    Shares                                  FY-End            FY-End (1)
                    Acquired on      Value               Exercisable/        Exercisable/
Name                Exercise        Realized            Unexercisable       Unexercisable
__________________________________________________________________________________________

Ralph Erben             ---         $    ---            35,025/13,850     $231,346/$65,200
John B. Lahourcade      ---              ---             6,000/0            43,980/0
John E. Curtis, Jr.   1,200            8,604            20,613/8,500       132,943/42,225
William E. Robson     2,513           18,106            16,600/8,500       104,063/42,225
Davis W. Simpson        ---              ---            15,355/6,150        98,347/31,488

(1) The value of unexercised options is based on a price of $23.50 per common share at August 31, 1994.

     The following table reports performance units granted to the Named Officers during fiscal 1994 under the Company's Performance Unit Plan and the Company's Management Incentive Stock Plan:

          Long-Term Incentive Plans - Awards in Last Fiscal Year

                 Estimated Future Payouts under Non-Stock Price Based Plans

                                       Performance        Estimated Future Payouts Under
                     Number of        or Other Period       Non-Stock Price Based Plans
                    Shares/Units     Until Maturation     ________________________________
Name                or Other Rights    or Payout          Threshold     Target     Maximum

_________________   _______________  ________________     ________________________________

Ralph Erben            4,500            1994-96            $58,298     $116,595   $174,893
John B. Lahourcade       ---                ---                ---          ---        ---
John E. Curtis, Jr.    2,100            1994-96             27,206       54,411     81,617
William E. Robson      2,100            1994-96             27,206       54,411     81,617
Davis W. Simpson       1,000            1994-96             12,955       25,910     38,865

     The performance units described in the above table were granted in October 1993 for the three-year performance cycle ending August 31, 1996. At the end of the performance cycle, performance awards are made in cash or in shares of common stock, or both, based upon the attainment by the Company of certain performance goals during the three-year cycle. Each performance unit is assigned a performance factor, which is a percentage (not exceeding 150%) resulting from achievement of the performance goals established at the date of grant. Each performance unit is assigned a payment value, which is a dollar amount determined by multiplying the performance factor by the average market price of the common stock of the Company on 20 trading days immediately preceding the end of the performance cycle. If the performance goals are not achieved, a lesser performance factor is assigned (not below 50%), with no future payouts if achievement is below 78% of goal - "Threshold." The values included in the above table assume a 5% annual growth rate in the price of the Company's common stock subsequent to August 31, 1994; however, this assumption should not be considered as a forecast of future stock prices.

                           DEFERRED COMPENSATION

     The Company has deferred compensation agreements with several officers and former officers of the Company. Under the agreements, the Company is obligated to provide annual benefits for each such officer or his beneficiaries during a period of ten years after his death, disability or retirement. The agreements are unfunded, but the Company has purchased life insurance as a means of partially offsetting the cost of such benefits. The estimated annual benefits payable upon retirement at normal retirement age for each of the Named Officers are as follows:
Ralph Erben, $32,100; John B. Lahourcade, $43,400; John E. Curtis, Jr., $0; William E. Robson, $24,200; and Davis W. Simpson, $0.

     On October 27, 1994, the Board of Directors adopted a Nonemployee Director Deferred Compensation Plan to become effective January 1, 1995. Such plan, when effective, will permit nonemployee directors to defer all or a portion of their directors' fees in accordance with applicable regulations under the Internal Revenue Code. Deferred amounts will bear interest at the average interest rate of U.S. Treasury ten-year obligations. The Company's obligation to pay deferred amounts will be unfunded and will be payable from general assets of the Company.

                       COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors (the "Committee") presents the following report on executive compensation. The report describes the Company's executive compensation programs and the bases on which the Committee made compensation decisions for fiscal 1994 with respect to the Company's executive officers, including those named in the compensation tables.

Compensation Objectives

     The Committee conducts an annual review of the Company's executive compensation program. The objectives of the executive compensation program include the following:

     To offer fair and competitive base salaries consistent with the Company's position in the food service industry;

     To reward executives for corporate and individual performance through an annual incentive bonus program;

     To encourage future performance through the use of long-term incentives such as stock options and performance units; and

     To encourage executives to acquire and retain ownership of the Company's common stock.

     The Company's executive compensation program is designed to enable the Company to attract, retain and motivate the highest quality of management talent. To achieve that objective, the Committee has developed a compensation program which combines annual base salaries with annual and long-term incentives tied to corporate performance and to increases in shareholder value.

Annual Base Salaries

     The Committee annually establishes the base salaries to be paid to the Company's executive officers during the coming year, subject to approval by the Board of Directors. In setting base salaries, the Committee takes into account several factors, including the executive's experience, responsibilities, management abilities and job performance, as well as performance of the Company as a whole and competitive compensation data.

Annual Incentive Bonuses

     The Company's annual incentive bonus plan for executive officers and other key personnel directly links annual cash incentive payments to the attainment of predetermined earnings per share goals established by the Committee and approved by the Board of Directors. Eligible executives are assigned threshold, target and maximum bonus levels as a percentage of base salary, based upon increase in earnings per share over the prior year.

     For fiscal 1994, the incentive compensation targets for executive officers ranged from 10% to 30% of base salary if targeted earnings per share were attained, with maximums ranging from 15% to 45% of base salary. As a result of the 11% increase in earnings per share for fiscal 1994 over fiscal 1993, maximum cash incentive bonuses were paid to executive officers for fiscal 1994, amounting to approximately 26% of their base salaries as a group.

Stock Options

     The Committee normally grants incentive stock options annually to eligible executive officers and other key employees. The options, which are granted at 100% of market price on the date of grant, are usually for six-year terms exercisable 50% after one year and 100% after two years. The number of option shares granted each year is normally determined by a formula based upon the executive's base salary and the market price of the common stock. The number of option shares granted will vary based upon position level, with the more senior officers receiving larger grants. The number of option shares held by an executive is not considered in determining stock option awards.

Performance Units

     The Committee (with the approval of the Board of Directors) normally grants performance units annually to eligible executive officers and other key employees based upon attainment by the Company of predetermined earnings per share goals over a performance cycle of three consecutive years. The goals are established by the Committee and approved by the Board of Directors.

     During fiscal 1994, performance awards were granted to eligible executive officers for the three-year performance cycle ending August 31, 1996. The number of performance units granted is normally determined by a formula based upon the executive's base salary and the market price of the common stock. Performance units are payable at the end of each performance cycle in cash or shares of common stock, or both, if the performance goals for the cycle are attained. Performance unit payments were made in November 1994 for the three-year performance cycle which ended August 31, 1994, amounting to $189,620.

Compensation of Chief Executive Officer

     During the six months ended March 31, 1993, the Company's net income increased 15% over the same period in the prior fiscal year. On the basis of that performance, and on the basis of competitive market data provided by an independent consultant, the Committee recommended (and the Board approved) a 10% increase in Mr. Erben's annual base salary to $330,000, effective March 1, 1993. His annual base salary has not been increased since that date.

     For fiscal 1994, Mr. Erben received an incentive bonus of $148,500 under the Company's annual incentive bonus plan discussed above. The bonus, which equals 45% of his current base salary, represents the maximum bonus he could receive under the plan for fiscal 1994. The Committee determined that, under the terms of the annual incentive bonus plan, the increase in earnings per share for fiscal 1994 over fiscal 1993 entitled Mr. Erben (as well as the other participants) to be paid maximum incentive bonuses under the plan for fiscal 1994.

     Mr. Erben was granted an incentive stock option on October 11, 1993, for 4,500 shares under the incentive stock plan. The number of shares was determined in accordance with the formula discussed above. During fiscal 1994, Mr. Erben exercised no stock options granted in prior years under the plan.

     On October 14, 1993, Mr. Erben was granted 4,500 performance units under the Company's management incentive stock plan for the three-year performance cycle ending August 31, 1996. The number of units was determined in accordance with the formula discussed above. Mr. Erben received a performance unit payment for the three-year performance cycle which ended August 31, 1994, having a payment value of $65,629.

Members of the Committee:
                        Walter J. Salmon, Chairman
                           Roger R. Hemminghaus
                            George H. Wenglein


                             PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company's common stock for the five fiscal years ended August 31, 1994, with the cumulative total return on the S&P 500 Index and the S&P Restaurant Industry Index. The cumulative total shareholder return computations set forth in the performance graph assume the investment of $100 in the Company's common stock, the S&P 500 Index and the S&P Restaurant Industry Index on September 1, 1989, and reinvestment of all dividends.

     The performance graph has been omitted in the EDGAR filing. A table of the graph's data points is shown below.

                     Five Year Cumulative Total Return

                                           Years Ended August 31,
                            ___________________________________________________
                            1989      1990      1991      1992     1993    1994

Luby's Cafeterias, Inc.     $100       115       111      100      166     156
S&P 500                     $100        95       121      130      150     158
S&P Restaurants             $100        98       118      150      192     198

                  NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

     On October 27, 1994, the Board of Directors adopted a Nonemployee Director Stock Option Plan (the "Nonemployee Director Plan"), to be effective only upon approval by the shareholders of the Company at the 1995 Annual Meeting of Shareholders. If the Nonemployee Director Plan is not approved by the shareholders at such meeting, it shall become automatically void.

     The following summary description of the Nonemployee Director Plan is qualified in its entirety by reference to the complete text of the Nonemployee Director Plan attached as Exhibit A to this Proxy Statement.

Purpose

     The purpose of the Nonemployee Director Plan is to strengthen the Company's ability to attract and retain the services of experienced and knowledgeable nonemployee directors. To accomplish these objectives, the Nonemployee Director Plan authorizes the grant of options to purchase shares of the Company's common stock to directors of the Company who are not employees of the Company ("nonemployee directors"). There are currently five nonemployee directors, being Lauro F. Cavazos, David B. Daviss, Roger R. Hemminghaus, Walter J. Salmon, and Joanne Winik.

Grant of Options

     Each nonemployee director, as of the effective date of the Nonemployee Director Plan, shall be granted an option on such date, based upon the remaining years of service in his or her current term as a director, to purchase shares according to the following classifications: three years remaining in term as of effective date - 5,000 shares; two years remaining in term as of effective date - 3,333 shares; and one year remaining in term as of effective date - 1,666 shares. A Nonemployee Director who is first elected after the effective date of the Nonemployee Director Plan shall be granted an option, when elected, to purchase 5,000 shares is elected to a three-eyar term; 3,333 shares if elected to a term of two or more but less than three years; or 1,666 shares if elected to a term of less than two years. After the effective date of the Nonemployee Director Plan, each director who has been previously granted an option under the Plan shall be granted an additional option to purchase 5,000 shares upon each reelection to the Board of Directors.

Option Price and Term

     Only nonqualified options may be granted under the Nonemployee Director Plan. The option price of each option granted shall be 100% of fair market value on the date of grant. Each option shall terminate upon the expiration of ten years from the date of grant or one year after the optionee ceases to be a director, whichever first occurs.

     An option granted under the Nonemployee Director Plan may not be exercised prior to the expiration of five years from the date of grant, with certain exceptions. Each option shall become immediately and fully exercisable in the event of (i) death of the optionee, (ii) resignation or removal of the optionee as a director because of long-term disability, (iii) resignation of the optionee as a director after having served at least two full terms, and (iv) expiration of the optionee's term without being reelected after having served at least two full terms.

Administration and Amendment

     The Nonemployee Director Plan will be administered by the Board of Directors. It may be terminated, suspended, or amended as the Board of Directors deems advisable unless shareholder approval is required by Rule 16b-3 under the Securities Exchange Act.

Nontransferability

     No option granted under the Nonemployee Director Plan may be transferred, assigned, pledged, or hypothecated in any way except by will or the laws of descent and distribution. During the nonemployee director's lifetime, an option may be exercised only by the nonemployee director or his or her legal representative or guardian.

Number of Shares

    The number of shares which may be issued upon exercise of options granted under the Nonemployee Director Plan is 100,000 shares of common stock, subject to appropriate adjustment in the number and kind of options in the event of a reorganization, stock split, merger, or other change in capitalization.

Tax Consequences

     For Federal income tax purposes, the grant of a nonqualified stock option should not result in recognition of income by the optionee. If the optionee is subject to Section 16 of the Securities Exchange Act, special rules will apply if the option is exercised during the period of time (the "Section 16(b) Period") within six months of the date it is issued. In such case, the optionee will not recognize ordinary income and the Company will not be entitled to a deduction until the expiration of the Section 16(b) Period.
Upon such expiration, the optionee will recognize ordinary income, and the Company will be entitled to a deduction, equal to the excess of the fair market value of the stock (determined as of the expiration of the Section 16(b) Period) over the option exercise price. Such an optionee may elect under Section 83(b) of the Internal Revenue Code to recognize ordinary income on the date of exercise, in which case the Company would be entitled to a deduction at that time equal to the amount of the ordinary income recognized. Upon exercise of the option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the stock acquired upon exercise (determined as of the date of exercise) over the exercise price of such option, and the Company will be entitled to a deduction equal to such amount.

     The amount of compensation income realized as a result of the exercise of non-qualified options is subject to income tax withholding by the Company. An optionee may be required to pay to the Company the amount of taxes required to be withheld even though no cash compensation has been received at the time of exercise.

     If a nonqualified option is exercised by the transfer of previously acquired shares, and if the fair market value of the shares received by the optionee equals the fair market value of the shares surrendered, a tax-free exchange results, with the basis of the stock received being equal to the basis of the stock surrendered. If, however, the fair market value of the stock received by the optionee exceeds the fair market value of the stock delivered, the number of shares received in excess of the number delivered is treated as compensation taxable as ordinary income.

General

     Due to the five-year period which generally must expire before options granted under the Nonemployee Director Plan may be exercised, it is not possible to state the dollar value which may be realized by a nonemployee director upon exercise of his or her options.

     If the Nonemployee Director Plan had been in effect during the last fiscal year, each of the following nonemployee directors would have received an option at $23.25 per share to purchase the number of shares indicated:
Lauro F. Cavazos - 1,666 shares; David B. Daviss - 3,333 shares; Roger R. Hemminghaus - 3,333 shares; Walter J. Salmon - 5,000 shares; and
Joanne Winik - 5,000 shares.

     The affirmative vote of a majority of the shares present at the meeting in person and by proxy is required for approval of the Nonemployee Director Plan. The Board of Directors recommends that the shareholders vote FOR approval of the Nonemployee Director Plan.

                          APPOINTMENT OF AUDITORS

     The Board of Directors of the Company has appointed the firm of Ernst & Young LLP to audit the accounts of the Company for the 1995 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     Approval of the appointment of auditors is not a matter which is required to be submitted to a vote of shareholders, but the Board of Directors considers it appropriate for the shareholders to express or withhold their approval of the appointment. If shareholder approval should be withheld, the Board would consider an alternative appointment for the succeeding fiscal year. The Board recommends that the shareholders vote FOR approval of the appointment of Ernst & Young LLP. The affirmative vote of a majority of the shares present at the meeting in person and by proxy is required for approval.

               SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     Proposals of shareholders intended to be presented at the 1996 Annual Meeting of Shareholders must be received in writing by the Company at its corporate office no later than August 5, 1995. The Company's corporate office is located at 2211 Northeast Loop 410, P. O. Box 33069, San Antonio, Texas 78265-3069.

                            PROXY SOLICITATION

     The cost of soliciting proxies will be borne by the Company. To assist in the proxy solicitation, the Company has engaged W. F. Doring
& Co. for a fee of $1,500 plus reimbursement for out-of-pocket expenses. Proxies may be solicited through the mail and through telephonic or telegraphic communications to, or by meetings with, shareholders or their representatives by directors, officers and other employees of the Company who will receive no additional compensation therefor.

     The Company requests persons such as brokers, nominees and fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy, and the Company reimburses such persons for their reasonable expenses.

                               OTHER MATTERS

     No business other than the matters set forth in this proxy statement is expected to come before the meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Company.

                                LUBY'S CAFETERIAS, INC.

                                JAMES R. HALE
                                ________________________
                                James R. Hale, Secretary

Dated:  December 2, 1994
                              LUBY'S CAFETERIAS, INC.
                        c/o Society Shareholder Services
               1201 Elm Street, Suite 5050 - Dallas, Texas 75270
          This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Ralph Erben, John B. Lahourcade and George H. Wenglein, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Luby's Cafeterias, Inc. held on record by the undersigned on November 15, 1994, at the Annual Meeting of Shareholders to be held on January 13, 1995, or any adjournment thereof.

Election of Directors, Nominees:
     Lauro F. Cavazos, John B. Lahourcade, George H. Wenglein

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for proposals 1, 2 and 3. Please mark, sign, date and return the proxy card promptly, using the enclosed envelope.

[X] Please mark your votes as in this example.

1.   Election of Directors (see reverse)
     [ ] FOR  [ ] WITHHELD

     For, except vote withheld from the following nominee(s):
     ________________________________

2.   Proposale to adopt the nonemployee director stock option plan.
     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

3. Proposal to approve the appointment of Ernst & Young LLP as the independent public accountants of the corporation.
     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

SIGNATURE(S)_________________________________________DATE_________________

SIGNATURE(S)_________________________________________DATE_________________

NOTE: Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.